Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main Fax	212.407.4000 212.407.4990

May 16, 2025

Yoshiharu Global Co.

596 Apollo Street

Brea, CA 90821

Ladies and Gentlemen:

We have acted as counsel to Yoshiharu Global Co.., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-286877) to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”) of up to 3,135,600 shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”). The 3,135,600 shares of Common Stock (the “Shares”) consist of:

(i) 285,600 shares of Common Stock (the “PIPE Shares”) issued pursuant to those certain Securities Purchase Agreements, each dated March 12, 2025, by and between the Company and certain Selling Securityholders (the “Share Purchase Agreements”), (ii) 2,500,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of the warrants (the “Warrants”) issued pursuant to those certain Securities Subscription Agreements dated as of March 17, 2025, March 24, 2025, March 25, 2025, April 2, 2025, and April 9, 2025 (the “Warrant Purchase Agreements” and together with the Share Purchase Agreement, the “Purchase Agreements”), and (iii) 350,000 shares of Common Stock owned by James Chae (the “Chae Shares”).

The Shares may be offered from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, as set forth in the Registration Statement, any amendment thereto, the prospectus contained in the Registration Statement (the “Prospectus”) and one or more supplements to the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Warrants. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a)	The PIPE Shares have been duly and validly issued and are fully paid and nonassessable;

b)	The Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable; and

c)	The Chae Shares have been duly and validly issued and are fully paid and nonassessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

Yoshiharu Global Co.. May 16, 2025 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP